Exhibit 11

                    COMPUTATION OF EARNINGS (LOSS) PER SHARE
                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                     YEAR ENDED JUNE 30,
                                               2001         2000         1999
                                             --------     --------     --------

AVERAGE COMMON SHARES OUTSTANDING               1,291        1,520        1,514

AVERAGE COMMON AND COMMON EQUIVALENT
  SHARES OUTSTANDING                            1,319        1,548        1,549

NET LOSS FROM CONTINUING OPERATIONS
  APPLICABLE TO COMMON STOCK                 $   (355)    $   (473)    $   (759)

EARNING PER COMMON SHARE FROM
  CONTINUING OPERATIONS:
    Basic                                    $  (0.27)    $  (0.31)    $  (0.50)
    Diluted (1)                              $  (0.27)    $  (0.31)    $  (0.50)

NET EARNINGS (LOSS) FROM DISCONTINUED
  OPERATIONS APPLICABLE TO COMMON STOCK      $    161     $  3,183     $ (2,170)

EARNING PER COMMON SHARE FROM
  DISCONTINUED OPERATIONS:
    Basic                                    $   0.12     $   2.09     $  (1.43)
    Diluted (2)                              $   0.12     $   2.06     $  (1.43)

NET EARNINGS (LOSS) APPLICABLE TO
  COMMON STOCK                               $   (194)    $  2,710     $ (2,929)

TOTAL EARNING PER COMMON SHARE:
    Basic                                    $  (0.15)    $   1.78     $  (1.93)
    Diluted (2)                              $  (0.15)    $   1.75     $  (1.93)

(1) The effect of potentially dilutive stock options and warrants has not been computed for any period presented because the effect would be anti-dilutive.

(2) The effect of potentially dilutive stock options and warrants has not been computed for 1999 because the effect would be anti-dilutive.


                                   Exhibit 11
                                      -1-